Exhibit 10.01

Summary of GoRemote Executive Incentive Guidelines

Fiscal Year 2006

1.    Plan Name and Effective Date

The Compensation Committee of GoRemote’s Board of Directors (the “Compensation Committee”) has adopted the following guidelines for executive incentive compensation, effective for GoRemote’s 2006 fiscal year, from November 1, 2005 through October 31, 2006.

2.    Purpose

The purpose of these guidelines is to establish financial incentives for eligible executives, in furtherance of GoRemote’s revenue and profitability goals, in order to help GoRemote stockholders realize increased value from their investments.

3.    Eligibility

Executive officers of GoRemote who are designated by the Compensation Committee are eligible to participate in these arrangements and are referred to in this summary as “Participants.”

4.    Timing of Incentive Payments

On a quarterly and an annual basis, the Compensation Committee will consider these guidelines, and the achievement of corporate and personal objectives (set by the Compensation Committee, with the participation of the CEO only in determining the objectives for other Participants), and such other factors as it deems appropriate to determine the incentive payment amounts to be paid to Participants.  Fifty percent (50%) of each Participant’s bonus will be based on attainment of personal objectives and fifty percent (50%) will be based on achievement of corporate objectives.  In addition, fifty percent (50%) of the bonus will be measured and paid quarterly and fifty percent (50%) will be measured and paid annually.  These amounts will be paid as soon as administratively feasible after GoRemote’s public announcement of unaudited financial results for the first three quarters of the 2006 fiscal year and of audited financial results for the full 2006 fiscal year.

5.    Payments

Chart A shows the target bonus amounts for each Participant as of November 1, 2005.  The Compensation Committee determines all target bonus levels for the CEO, and determines target bonus levels for other executive officers based on recommendations by GoRemote’s CEO.

6.    Determination of Corporate Target Levels

The Compensation Committee has determined that the corporate targets to be used for the 2006 fiscal year will be revenue and operating profit, determined in accordance with generally accepted accounting principles.  The Compensation Committee will determine the specific levels of these corporate targets that must be attained for a target bonus to be earned.

The Compensation Committee will determine the personal objectives to be used for the 2006 fiscal year (with the participation of the CEO only in determining the objectives for other Participants).

Chart A

Participants and Target Bonus

Name and Position	Target Bonus
Tom Thimot President and Chief Executive Officer	$180,000
Daniel W. Fairfax Senior Vice President and Chief Financial Officer	$135,000
John Grosshans* Senior Vice President Worldwide Sales	$160,000
Greg Carver Senior Vice President Operations	$95,000
David L. Teichmann Senior Vice President, General Counsel and Secretary	$85,000
Steve d’Alencon Vice President, Product Management and Marketing	$80,000

* Based solely on achievement of revenue quota attainment